Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-183480, 333-169487, 333-148237, 333-103116, 333-97677, 333-69877, 333-59767, 333-59771, and 333-59773 on Form S-8 and Registration Nos. 333-201240, 333-201196, 333-169488, as amended, 333-144607, 333-144606, 333-121962, as amended, 333-110926, 333-109849, 333-109848, 333-97679, 333-97337, 333-36626, 333-74693, 333-74695, 333-70157, as amended, and 333-48917, as amended on Form S-3 of Pennsylvania Real Estate Investment Trust of our report dated April 27, 2015, relating to the summary of revenues and direct expenses for Springfield Town Center for the year ended December 31, 2014 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to the purpose of the Financial Statement) appearing in this Current Report on Form 8-K/A of Pennsylvania Real Estate Investment Trust.

/s/ Deloitte & Touche LLP
New York, NY
April 27, 2015